UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  September 30, 2014

FUSE SCIENCE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-22991	87-0460247
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65510  Merrick Rd., Massapequa, NY 1758
 (Address of principal executive offices)

Registrant’s telephone number, including area code: (516) 659-7558

6135 NW 167th Street #E-21, Miami Lakes, FL 33015
(305) 503-3873
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements

This Current Report on Form 8-K and other written and oral statements made from time to time by us may contain so-called “forward-looking statements,” all of which are subject to risks and uncertainties.  Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “forecasts,” “projects,” “intends,” “estimates,” and other words of similar meaning.  One can identify them by the fact that they do not relate strictly to historical or current facts.  These statements are likely to address our growth strategy, financial results and product and development programs.  One must carefully consider any such statement and should understand that many factors could cause actual results to differ from our forward looking statements.  These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not.  No forward looking statement can be guaranteed and actual future results may vary materially.

Information regarding market and industry statistics contained in this Report is included based on information available to us that we believe is accurate.  It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis.  We have not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this Report.  Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.  We do not assume any obligation to update any forward-looking statement.  As a result, investors should not place undue reliance on these forward-looking statements.

Item 2.01	Completion of Acquisition or Disposition of Assets

On October 1, 2014, Fuse Science, Inc., a Nevada corporation (“we” or the “Company”) entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Spiral Energy Tech, Inc., a Nevada corporation (“Spiral”), and Spiral Acquisition Sub, Inc., our newly formed, wholly-owned Nevada subsidiary (“Acquisition Sub”). Upon closing of the transactions contemplated under the Merger Agreement (the “Merger”), which occurred concurrently with entering into the Merger Agreement, Acquisition Sub merged with and into Spiral, and Spiral, as the surviving entity, became a 51% majority-owned subsidiary of the Company.  Spiral is a development stage company that plans to sell the patented XTRAX® remote monitoring system for measuring the production of solar and other renewable energy systems and for transmission of the data via the cellular network and potentially via microwave transmission network or satellite (the XTRAX® unit does not currently have the capacity for transmission via microwave and satellite).

Pursuant to the terms and conditions of the Merger:

●
At the closing of the Merger, 51% of the outstanding shares of Spiral (the “Spiral Shares”) were canceled and exchanged for an aggregate of One Hundred and Fifty Million (150,000,000) newly issued shares of Common Stock, par value $ 0.001 per share, of the Company, (the “Common Stock”) or, at the election of any holder of the Spiral Shares who, as a result of receiving shares of the Company’s Common Stock in connection with the Merger would hold in excess of 5% of the issued and outstanding shares of the Company’s Common Stock, shares of Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”).  Holders of Spiral Shares who received shares of the Company’s Common Stock or Series C Preferred Stock, as the case may be, were granted demand registration rights whereby, beginning thirty (30) days from the closing date of the Merger (“Closing Date”), the Company would be obligated to file a registration statement covering the resale of such shares within sixty (60) days’ of receiving notification of the exercise of such rights by not less than 10% of the shares of the Company issued in the Merger (on an as-converted basis).

●
Upon the closing of the Merger, (i) Brian Tuffin resigned as the Company’s Chief Executive Officer, interim Chief Financial Officer and all other officer positions he holds with the Company, (ii) Jeanne Hebert resigned as Secretary, and all other positions she holds with the Company, and (iii) simultaneously with the effectiveness of the Merger, Ezra Green was appointed as the Company’s Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer.

●
Effective upon the Company’s meeting its information obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Brian Tuffin, Richard S. Hutchings, and Reginald Hollinger will resign as directors of the Company (together, the “Outgoing Directors”) and Ezra Green and Gelvin Stevensen will be appointed as directors of the Company (together, the “Incoming Directors”).

Each of the Outgoing Directors and certain existing shareholders of the Company executed a lockup agreement (the “Outgoing Lockup Agreement”) pursuant to which they agreed to refrain from selling or transferring securities of the Company they own for a period of time beginning on the Closing Date and ending twelve (12) months after the Closing Date.   Beginning on the six (6) month anniversary of the execution of the Outgoing Lockup Agreement and continuing until the expiration of the lockup period, the holder may sell, on any trading day, securities of the Company in an amount equal to up to 10% of the average daily volume of the Company’s Common Stock on the date of such proposed sale.

Each of the Incoming Directors and certain holders of Spiral Shares who received securities of the Company in connection with the Merger, executed a lockup agreement pursuant to which they agreed to refrain from selling or transferring securities of the Company they own for a period of time beginning on the Closing Date and ending twelve (12) months after the Closing (the “Incoming Lockup Agreement”).

At the closing of the Merger, the Company sold an aggregate of 3,200,000 shares of shares of its Series B Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”) in a private placement (the “Private Placement”) to certain investors (the “Investors”) at a per share price of $0.50 for gross proceeds to the Company of $1,600,000. Each share of Series B Preferred Stock has a stated value of $0.50 and is convertible into shares of Common Stock equal to the stated value (and all accrued but unpaid dividends) divided by a conversion price equal to the lower of (i) $0.25 and (ii) during the period commencing on the initial issuance date and ending on the first trading day following the six month anniversary of the initial issuance date that there is traded a minimum of 30,000,000 shares at a price of $0.05 or greater, twenty percent (20%) of the lowest VWAP of the Common Stock on the trading day during the twenty  (20) consecutive trading days ending on the trading day immediately preceding the conversion date (subject to adjustment).   The Company is prohibited from effecting the conversion of the Series B Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 2.49%, in the aggregate, of the issued and outstanding shares of the Company’s Common Stock calculated immediately after giving effect to the issuance of shares of Common Stock upon the conversion of the Series B Preferred Stock.

The foregoing description of the Merger, Private Placement and related transactions does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, the Outgoing Lockup Agreement, the Incoming Lockup Agreement, the Certificate of Designations, Rights and Preferences of Series C Preferred Stock, the form of Subscription Agreement and the Certificate of Designations, Rights and Preferences of Series B Preferred Stock, which are filed as Exhibit 2.1, 10.1, 10.2, 3.1, 10.3 and 3.2, respectively hereto and which are incorporated herein by reference.

Following the closing of the Merger, we will continue to be a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K, as promulgated by the SEC.

Changes to the Board of Directors and Executive Officers.  On October 1, 2014, effective upon the closing of the Merger, Brian Tuffin resigned as the Company’s Chief Executive Officer and interim Chief Financial Officer and Jeanne Hebert resigned as the Company’s Corporate Secretary and all other positions she holds, and simultaneously with the effectiveness of the Merger, Ezra Green was appointed as the Company’s Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. Effective upon the Company’s meeting its information obligations under the Exchange Act, Brian Tuffin, Richard S. Hutchings, and Reginald Hollinger will resign as directors of the Company and Ezra Green and Gel Stevensen will be appointed as directors of the Company.

Ezra Green.  Mr. Green was appointed our Chief Executive Officer, Chief Financial Officer, Secretary, and Treasurer and has served in such role since the closing of the Merger. Mr. Green has served as the Chief Executive Officer, Chief Financial Officer, Treasurer and a director of Spiral since April 25, 2013.  Mr. Green has served as the Chief Executive Officer, Chief Financial Officer and Treasurer and a director of Northern Wind Energy Corp. since October 15, 2013, the President, Chief Executive Officer and sole director of Carbon 612 Corporation since September 2008 and the Chief Executive Officer and Chairman of Clear Skies Solar, Inc. since December 20, 2007. Ezra Green has been involved with renewable energy companies for thirteen years and founded Clear Skies Group, Inc. (Clear Skies Solar, Inc.’s operating subsidiary) in 2003. Prior to launching Clear Skies Group, Inc., Mr. Green was a successful entrepreneur and founded TAL Design & Construction in 1990, a general contracting firm. Mr. Green has 25 years of experience in the construction business, including those in which he led TAL Design & Construction to top rankings for excellence and customer satisfaction as stated in The Franklin Report. TAL Design & Construction consulted on interior design and performed high-end commercial and residential construction in New York City and Long Island. Mr. Green began his career as a software engineer and programmer.  Mr. Green’s qualifications to be a director of the Company, in addition to his general business and management background (as described above), include his intimate involvement in the creation of the concept and later development of the XTRAX® unit as well as the business plan concept for its commercialization.

Directors following the Resignation of Brian Tuffin, Richard S. Hutchings, and Reginald Hollinger as Directors:

                  Set forth below is certain information regarding the persons who will become directors of the Company following the resignations of Brian Tuffin, Richard S. Hutchings, and Reginald Hollinger as directors:

Name	Age
Ezra Green	52
Gelvin Stevensen	69

Ezra Green.  Please see biographical information provided above.

Gelvin Stevenson.  Dr. Stevenson has served on the board of directors of Spiral since October 3, 2013.  Dr. Stevenson is an economist and has served as an Associate Professor of Environmental Economics at Pratt Institute since 2006.  He has served as a director of Northern Wind Energy Corp. since October 15, 2013 and as a director of Clear Skies Solar, Inc. from 2007 through March 2012. Dr. Stevenson is the Managing Director of Greentech Investors Forum, which showcases emerging greentech companies at monthly forums, and consults for the clean energy industry. Dr. Stevenson has been an Investment Consultant to the Oneida Tribe of Indians of Wisconsin for over 15 years, and served as Director of Investment Responsibility for the NYC Comptroller's Office in 1992, when it managed over $40 billion in pension funds. Dr. Stevenson was Associate Economic and Corporate Finance Editor at Business Week magazine from 1977 to 1984, and his writings have appeared in the Business and the Real Estate Sections of the New York Times, New York Magazine and elsewhere. Dr. Stevenson formerly held a Series 7 securities license and is currently a Public Arbitrator for the Financial Industry Regulatory Authority (formerly NASD). Dr. Stevenson holds a Bachelor of Arts from Carleton College and both a Master of Arts and a Ph.D. from Washington University in St. Louis.   Dr. Stevenson’s qualifications to be a director of the Company include his experience in the renewable energy industry and his knowledge of the Company’s products.

 None of the Company’s executive officers or directors have any family relationship with any other executive officers or directors of the Company. There are no arrangements or understandings between Ezra Green or Gel Stevensen and any other person pursuant to which such person was appointed as an officer or director of the Company, except as otherwise described herein.  There have been no related party transactions in the past two years in which the Company or any of its subsidiaries was or is to be a party, in which Ezra Green has, or will have, a direct or indirect material interest, except as described herein.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.
any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.
being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.
being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.
being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

 On October 1, 2014, the Company and Brian Tuffin executed a Severance Agreement (the “Severance Agreement”) pursuant to which Mr. Tuffin agreed to resign from all director and officer positions held with the Company in exchange for a severance payment that includes (i) $15,000 cash payment upon resignation, (ii) $75,000 which shall be payable to Mr. Tuffin pursuant to the terms that certain escrow agreement entered into by and between Mr. Tuffin and the Company (as further discussed herein), and (iii) a restricted stock grant equal to 4,250,000 shares of the Company’s common stock pursuant to the Company’s 2014 Equity Incentive Plan (the “Tuffin Stock Grant”).

On October 1, 2014, the Company entered into an employment agreement with Ezra Green (the “Green Employment Agreement”), whereby Mr. Green agreed to serve as the Company’s Chief Executive Officer for a period of two (2) years, subject to renewal, in consideration for an initial base annual salary of $150,000.  Additionally, under the terms of the Green Employment Agreement, Mr. Green shall be eligible to receive annual bonus if the Company meets certain criteria.  The Company paid Mr. Green a signing bonus of $50,000, paid in cash. Mr. Green shall be eligible to receive equity grants pursuant to the Company’s 2014 Equity Incentive Plan, at the discretion of the Company’s Compensation Committee.  Mr. Green shall be entitled to reimbursement of reasonable expenses incurred in connection with his employment.  Additionally, Mr. Green received a stock option grant to purchase up to 1,300,000 shares of common stock of the Company at an exercise price of $0.20.  The option has a term of five (5) years.

On September 30, 2014, the Company adopted its 2014 Equity Incentive Plan and reserved 10,300,000 shares of Common Stock for issuance thereunder (the “Plan”). The purpose of the Plan is to promote the success of the Company and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons. The Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights and other types of stock-based awards to the Company’s employees, officers, directors and consultants.  Pursuant to the terms of the Plan, either the Board or a board committee is authorized to administer the plan, including by determining which eligible participants will receive awards, the number of shares of common stock subject to the awards and the terms and conditions of such awards.  Unless earlier terminated by the Board, the Plan shall terminate at the close of business on September 30, 2024.

In connection with the Merger, the Company issued restricted stock grants under the Plan in the aggregate amount of 7,500,000 (which such amounts include the Tuffin Stock Grant) (the “Consulting Shares”) to certain of its former employees pursuant to consulting agreements they entered into with the Company (including the Severance Agreement pursuant to which Mr. Tuffin shall provide ongoing consulting services to the Company).  The Consulting Shares, along with $75,000 of the total amount payable to Mr. Tuffin pursuant to the Severance Agreement was delivered to a third party escrow account to be held and disbursed in the event any claims arise with respect to the Company’s representations and warrants made in connection with the Merger and the Private Placement for the one year period following the Closing Date.

The foregoing description of the Green Employment Agreement, the Severance Agreement and the Plan does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreements filed as Exhibits 10.4, 10..5 and 10.6, respectively hereto and which are incorporated herein by reference.

The securities referenced above were issued to “accredited investors,” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”) and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws.

Tax Treatment; Small Business Issuer.  The Merger is not intended to constitute a tax free reorganization, including a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Following the Merger, the Company will continue to be a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K, as promulgated by the SEC.

Description of Spiral

Spiral Energy Tech., Inc. (formerly known as Solid Solar Energy, Inc.) is a development stage company incorporated in the state of Nevada on January 18, 2008. Spiral plans to sell the XTRAX® remote monitoring system for measuring the production of solar and other renewable energy systems and for transmission of the data via the cellular and radio frequency network and potentially via microwave transmission network or satellite (the XTRAX® unit does not currently have the capacity for transmission via microwave and satellite) separately, or in conjunction with solar system installations.  From inception through April 25, 2013, Spiral purchased one residential power plan solar customer agreement for the design, permitting, construction, installation, testing and activation of a solar photovoltaic system.  Spiral was originally founded to focus on exploring and developing potential technology for application of holographic technology to solar energy systems but has abandoned that objective after Spiral’s planned holography expert retired.  On April 25, 2013, Spiral purchased the patents and trademarks relating to the XTRAX® remote monitoring system from Carbon 612 Corporation and one of its creditors.

On May 13, 2013, pursuant to a patent purchase agreement, Spiral sold its patents to  Endeavor IP, Inc. (“Endeavor”), as well as all right, title and interest in all related causes of actions and other enforcement rights under or on account of any of such acquired patents in consideration for (i) $100,000) (ii) 666,666 shares of Endeavor’s common stock and (ii) a royalty equal to 20% of the net revenues from any Enforcement Activities or Sales Transactions (as defined in the patent purchase agreement) related to the purchased patents pursuant to the terms of a proceeds interest agreement.  Additionally, Endeavor granted Spiral a personal, royalty-free, irrevocable, non-exclusive and worldwide license (without the right to sublicense) to, among other things, develop, distribute and sell the products and services covered by the patents sold to Endeavor.   Endeavor is an intellectual property services and patent licensing company whose activities generally include the acquisition of existing rights to intellectual property through acquisitions of already issued patents and pending patent applications, both in the United States and abroad.   In the event that Endeavor obtains any revenues from the enforcement or sale of the transferred patents, Spiral will receive 20% of such revenues. During June 2014, Spiral received an initial royalty payment under a lawsuit seeking damages for infringement of the patents sold from Endeavor.

Spiral purchased a patent from one of Carbon 612 Corporation’s creditors as well as the governing trademark from Carbon 612 Corporation for the purposes of using the patented technology in Spiral’s own installations and operations.  As Spiral’s license to Endeavor is irrevocable, Spiral shall be able to continue to develop the XTRAX® system if the patents are transferred or sold to a third party.   However, the patent describes methods that are believed to be used by numerous larger and substantially better capitalized companies in their solar and other installations.  Spiral has no expertise in patent enforcement, which could take many years and cost hundreds of thousands of dollars.  Spiral sold the right to enforce the patent to Endeavor, a company that is involved in the enforcement of patents, after review with management and outside counsel that the intellectual property rights and the devices were used by third parties.  Experts and enforcement/litigation counsel reviewed the patents and concluded that Tucson Electric, Con Edison and others potentially infringe the patent.  Endeavor presently has brought actions against two major utilities (Con Edison Solutions, Inc. and Tucson Electric Power Company) and is exploring other potential actions.

In April 2014 Spiral received a formal order of investigation from the Florida Regional Office of the Securities and Exchange Commission. As a result of that formal order, Spiral is conducting a review of its status as a “blank check” or shell company, internal controls, business description, related party transactions, share issuances, executive compensation, and disclosures for the periods of 2012 and 2013. There can be no assurance that these are the only subject matters of concern, what the nature or amounts in question will be, that these are the only periods under review, or the outcome of such review or inquiry by the agency.

Products and Services

Overview

XTRAX ® is Spiral’s patented system for remote real-time monitoring of the energy production of solar and other renewable energy systems and for providing fault notification. The system consists of a central database server and remote energy meters. The server routinely accesses the remote meters to recover the energy reading of solar, wind, geo-thermal, tidal, and other types of non-fossil fuel energy systems. The meter installed at the alternative energy system site constantly monitors the system to provide energy metering and real-time system failure detection. In case of system failure the meter will automatically contact the server to report the type of failure. XTRAX ® can also be used to sub-monitor portions of larger scale commercial or utility sized systems to increase efficiency and reporting of performance by monitoring "strings" or "lines" individually. Examples of large scale solar “farms”, as they are known in the industry, can be made up of thousands of individual solar panels which are combined in series of ten solar panels, creating what is known as a “string”. Each string is wired to a “combiner box” which usually holds 5 strings, which can be installed to monitor each string or each combiner box, depending on the level of monitoring the client requires. Its technology is also capable of monitoring each individual panel but Spiral feels this level of monitoring is not cost effective for the client and does not offer this option.  XTRAX ® can also be used for third party verification of other production monitoring devices.

The design philosophy behind XTRAX ® is to avoid using relatively expensive personal computers for simple monitoring tasks. The XTRAX ® hardware monitor uses a minimalist approach by integrating a microcontroller, an energy measurement device, a cellular card and miscellaneous interface components to provide a small and low cost hardware platform. This platform is capable of being utilized for a variety of measurements including, but not limited to, electrical energy production, temperature, volume and flow. It can also provide alerts if the system under measurement malfunctions. The XTRAX ® hardware monitor utilizes a database application for the retrieval and reporting of data to owners, customers, and aggregators. Data is regularly reported to the server via the cellular network. Spiral also intends to make the necessary changes to the unit such that communications may be via microwave or satellite technology (the XTRAX® unit does not currently have the capacity for transmission via microwave and satellite). The XTRAX ® system as a whole provides automated billing and reporting plus the ability for users to retrieve reports from a dedicated website.

            The XTRAX® system can currently perform all of the functions described above; however, Spiral has not yet consummated any sales of the product to potential customers because, prior to such sales, the following needs to occur:

●
The XTRAX® unit needs to be listed by Underwriters Laboratory or ETL listed Mark, which tests the product for safety. This is known as the UL or ETL listing. Spiral has submitted samples and information to UL, and responded to their questions, but Spiral does not have the necessary funding to pay UL’s fee and to provide UL the number of units they require for further testing before they can grant a UL listing. Furthermore, submission of test units to Underwriters Laboratory was delayed so that Spiral could complete certain software modifications and also complete third party verification by an independent testing laboratory of the accuracy of the measurements by XTRAX® units.   Independent laboratory testing was mostly completed for the XTRAX® residential meter and all of the samples were found to be compliant with accuracy standards set by the American National Standards Institute, or ANSI.  The meter's accuracy was determined to be well above such standards established by ANSI, which is the organization that establishes the standards generally accepted by industry for products, services, processes, systems and personnel in the United States, including the accuracy of meters. The testing by the independent laboratory produced statistically significant results, and did not indicate any negative results. Future testing will be performed on the XTRAX® small commercial meter to confirm that Spiral’s technology is capable of monitoring up to 25KW without loss of performance.  At this juncture Spiral is only targeting up to 25 KW systems but intends to test up to 100 KW systems in Spiral’s next round of testing.  Both systems are identical in nature and technology.

Spiral has already made certain changes requested by UL and Spiral believes it will obtain the UL listing. In order to allow UL to complete their testing and list XTRAX® Spiral will need to provide UL with six units, at an estimated cost of $1,940, and pay UL $14,950 for their services. This fee covers testing of both Spiral’s residential and small commercial units. Spiral currently lacks sufficient funds to pay this fee and provide the six units. Spiral plans to obtain the listing by the end of the first quarter of 2015.  Further, at the completion of this testing, UL may require us to make further changes, provide additional units for testing and pay additional fees.

●
After UL listing is obtained, the product needs to be approved by the Federal Communications Commission (“FCC”), because there are some magnetic emissions from the unit. Similarly to the UL listing process, the FCC approval process involves submitting samples and information, testing by the FCC, responding to FCC questions, and possibly making changes to the product if necessary to obtain their approval. Spiral believes that, after obtaining UL listing, the FCC approval will be forthcoming as Spiral believes XTRAX® meets the FCC requirements.  Spiral expects to receive FCC approval approximately six weeks following UL Listing.

●
Following the UL listing and FCC approval, Spiral will need to get technical approval from the cellular network carriers, which test the product for possible interference with other products. Similarly to the UL and FCC approval process, the cellular network approval process involves submitting samples and information, testing by the carriers, responding to the carriers’ questions, and possibly making changes to the product if necessary to obtain the approval. Spiral believes that the product will be approved by the carriers. Spiral does not believe that the UL listing, FCC approval and technical approval from cellular network carriers represent ongoing compliance matters. Spiral expects to receive the technical approval approximately six weeks following receipt of FCC approval.

●
Spiral can begin to offer the XTRAX® product to the market, and seek to generate revenues, only after Spiral has obtained all three of these approvals. Spiral currently expects to begin offering XTRAX® units to the market in 2015.

●
Spiral plans to sell XTRAX® to photovoltaic (sometimes called “solar electric” or “PV”) installers, utilities and owners (primarily residential or small scale commercial, industrial and agricultural) of existing and future renewable energy system installations. Spiral believes that XTRAX® will enable us to acquire and validate Renewable Energy Credits (RECs) and provide information regarding greenhouse gas emissions that may support the generation of Carbon Credits. Development of Spiral’s XTRAX ® system may also open other potential markets, such as the ability to monitor heat and flow rates for such applications as irrigation, oil well monitoring, and solar-thermal measurement. Spiral has begun beta testing of its proprietary software, and expects to outsource the manufacturing of XTRAX® units. Spiral currently plans to commercially launch XTRAX® in the first quarter of 2015.

XTRAX ® Recurring Revenue Model

The XTRAX® Remote Access Energy Monitor System was designed specifically for the domestic Renewable Energy Credit (REC) market, as well as the commercial markets, regional and international production based incentive programs and for the international Carbon Credit Market (CCM). The system utilizes the existing cellular network infrastructure thereby eliminating the need for LAN/WAN or any other hardwired network systems.  The system was also developed for the monetization of electricity produced via the solar systems allowing for accurate production and sales.

            In extreme remote conditions the system will be developed so it can also make use of satellite or microwave communications (the XTRAX® unit does not currently have the capacity for transmission via microwave and satellite).

RECs, also known as Green Tags, Renewable Energy Certificates, and Tradable Renewable Certificates, are non-tangible energy commodities in the United States. One REC is considered proof that one megaWatt hour of renewable energy has been created. RECs were created as a means for electricity suppliers to comply with Renewable Portfolio Standards (RPS). To date, there are 29 states with an RPS requirement. Rules governing the administration of an RPS and the treatment of RECs typically vary by state. Typically, RECs have a price ceiling dictated by the state’s public utility board and some boards have also set price floors. Although electricity suppliers can purchase RECs directly from renewable energy project owners, the market has created a need for aggregators. These aggregators purchase RECs from many sources and sell the RECs in a bundled fashion. Spiral believes that over time aggregators will refuse to accept paper reports from system owners and will require automated verifiable data and, should that actually occur, Spiral should have a very good opportunity to obtain significant market share based on the capabilities of the XTRAX® unit.

Within some REC markets there is a Solar REC (SREC) market. Spiral knows of seven states with SREC markets in addition to Washington DC. SRECs differ from RECs in that they are generated only at facilities utilizing solar energy as opposed to wind or other renewable energy sources. This is an important distinction in states where an RPS has a Solar Carve-Out. A Solar Carve-Out specifically dictates the amount of energy that must be generated by solar energy within the electric generator’s portfolio and often values solar generation at a higher rate than other renewable generation. This higher valuation is often achieved through a Solar Alternative Compliance Payment (SACP). An SACP is the monetary penalty that electricity suppliers must pay if their Solar Carve-Out requirements are not met.

A carbon credit is equivalent to one metric ton of carbon dioxide prevented from entering the atmosphere.  Each credit has a market driven value depending on the type and the origin of the emission reduction produced. Carbon credits are mostly purchased by governments and corporations which have a legal obligation to reduce their carbon footprint. The market has a limit or “cap” of how much of each pollutant can be emitted. Companies are then issued emission permits and are required to hold an equivalent number of credits. The total number of credits cannot exceed the cap so that emissions are limited to that level. The goal is to allow market mechanisms to drive industrial and commercial processes in the direction of lower emissions or less carbon intensive approaches than those used when there is no cost to emitting. A bill was before the U.S. Senate in its 2009-2010 session that would create a national level cap and trade system but it was not passed and its future passage is uncertain.  The state of California implemented a cap and trade system in 2012.

An XTRAX® unit may be physically attached to any renewable energy system that produces electricity.  The unit records the amount of power that is generated by the given system by measuring the power that passes through the electrical wires of the system.  The unit records this data and automatically transmits it on a daily basis to servers that host software that converts the amount of electricity passed during that specific time period  into “Kilowatt hours”. When the total amount of kWHs are compiled over the course of a given month, the information is transmitted to a “trading” facility that values the accumulated KWHs produced from the renewable energy system. The trading facility will calculate the number of tons of carbon dioxide not produced as a result of the renewable energy system.    The calculation ratio is one kWH of renewable electricity created by the renewable energy system for every pound of carbon dioxide that is not released into the atmosphere.    For example, 10,000 kWHs of renewable energy eliminates approximately 5.25 tons of carbon dioxide and results in approximately 5.25 “tons” of carbon credits. Carbon credits are usually traded in “tons” and have different values that range in price from $10 to $40 per ton depending on the market.

The Spiral business model is to distribute and install XTRAX® on all sub-100kW systems in the United States as well as internationally in order to capture small-system production information. Spiral believes that currently there are no reliable and cost effective methods of accurately collecting this data from small systems which makes monetizing the credits and incentives from smaller systems of little or no value.

The XTRAX® units will be installed by a “third party professional” who will be paid by Spiral pursuant to a contract between Spiral and the owner of the system, whether it be the homeowner or a finance company. Third party professionals are trained technicians who are familiar with Spiral’s technology and who will be able to install large volumes of units in an efficient manner.  Spiral will not remain the owner of the system.

XTRAX® will be installed on new and existing small systems, usually residential, where Spiral’s patented hardware will monitor kW production, including but not limited to time of day production, then send this data autonomously to Spiral’s in-house servers where it is managed by Spiral’s copyrighted software. The software takes the kW data and assigns it a value according to individual client contracts.  As part of the model, XTRAX® will be installed for finance companies to allow for the monetization of electricity produced.

Spiral’s fees will be based on purchase of the “REC” or “CCM” or production based incentive programs and can be traded or offered on the “spot” market, each according to the requirements of the client. These fees will be set out in the installation contract.   Potential clients include homeowners, business owners or anyone who owns the rights to the RECs or CCMs such as aggregators, finance companies or power purchase agreement (“PPA”) providers and regional utilities that offer their own incentives.

The model is for us to charge a monitoring fee of $8.95-$29.95 per month per residential client or more for larger scale clients or sub metering contracts.

            Spiral will convert the data received into the electronic format required by aggregators that sell the credits to utilities, or when enough XTRAX® units are in place, by us directly to utilities as Spiral could then become an aggregator and retain the profit now earned by aggregators. The utilities would pay the aggregators (or Spiral) via electronic transfer, the aggregator would transfer Spiral’s share to it and Spiral would, after deducting the monthly fee from each homeowner or other user of an XTRAX® unit, remit the balance due via direct deposit if the client has a bank account or mail a check if they do not have a bank account. Utilization of electronic transfer of funds reduces cost and avoids the necessity of preparing and mailing checks or using credit cards which are sometimes cancelled or allowed to lapse by card holders, causing further problems.

 XTRAX ® Server

            The XTRAX® Server utilizes an automated data retrieval and reporting system. The server will maintain a database of meter information. The primary meter identification will be the remote site’s communication access number. For installations using a cellular modem this will be the modem’s eleven digit phone number. The server will regularly and automatically access the remote meters to recover and record current energy production totals. Current energy data will be compared to previously retrieved data to calculate energy production. Meter access can be configured to occur monthly, weekly, daily, or hourly or may be customized to specific needs. Automated remote access can be scheduled for any time. Meters will be non-functional during electric power blackout and severe brownout conditions. If the server fails to connect to a meter then site access is rescheduled for the following day. If a second no connect occurs then an error report will be emailed to the system administrator. If subsequent contact is successful and a power fail report has been received then the system assumes a communications failure and logs the event. Problem sites can be tagged for more frequent contact. If the problem persists the site history logs can be used to document the power or communication failures to the authorities responsible for the meter’s site.

 XTRAX ® Meter

            The XTRAX® meter is a real-time energy meter that is also capable of monitoring real-time operating parameters in order to detect system failures. The XTRAX® meter records and monitors use of energy through a sensor that senses the exact amount of electricity passing through a system. This data is then periodically sent to Spiral’s computers or to cloud storage or Spiral can ask the device for the information upon demand. Upon reaching Spiral’s computers or cloud storage Spiral interprets that data as a certain number of kWs with a date and time stamp.

Market Opportunity

The price of oil in U.S. dollars has fluctuated widely over the past three years. While overall energy demand declined with the global economic meltdown, demand is widely expected to increase rapidly as the economic recovery gains traction. This volatility causes users of oil to be concerned about future costs of energy. Spiral believe that sunlight has long been a vast but underutilized source of energy. Spiral also believes that the combination of recent solar energy technology improvements and the uncertain cost of fossil fuels will provide economic opportunities for the adoption of alternative energy sources. Furthermore, Spiral believes that RECs and Carbon Credits in various countries may grow in demand if the regulatory landscape moves towards market-based cap and trade systems.

Suppliers

While the circuit board and firmware used in connection with the manufacturing of the product are proprietary, all components and parts in an XTRAX® unit are readily available in the market. Spiral will provide the proprietary design to the vendor, after which the vendor can produce the boards. Once Spiral designs a printed circuit board many companies are available to produce that board.

Spiral intends to outsource manufacturing and assembly of the XTRAX® units.

Competition

            If and when XTRAX ® is commercialized, Spiral will face competition. Many of Spiral’s competitors are larger with more established businesses than us and have substantially greater resources than Spiral does.

        If and when commercialized, Spiral believes that XTRAX®’s principal monitoring competitors will include:

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Centro Data’s CentroSolar Data Monitoring System for Residential PV Installations is web based, not cellular, and requires that a communications card be installed in the inverter and that the homeowner have a router for use by its unit.  Wireless connection to the router is available with extra components.

●
Also Energy LLC sells a product called PowerTrack which, according to their website, appears to be primarily directed to immediately detect any problem in a PV installation with immediate automated alerts to minimize downtime.   They offer a revenue grade monitoring system that is an upgrade for all commercial PowerTrack installations that is web-based, not cellular.

●	Deck Monitoring offers a basic residential revenue grade meter that is focused on system performance.
●
Locus Energy offers a web based residential revenue grade meter that records performance data and stores it on a website for viewing by the homeowner or the homeowner’s installation contractor.  The unit is sold to the installer, not the homeowner, and the installer would add its labor, overhead and profit to the price to the homeowner.

●
Energy, Inc. under the trade name of The Energy Detective offers two lines of web- based meters – the TED 1000 and TED 5000 series. These meters are not revenue grade and are designed to measure and report the usage of electricity.  They can be installed by a skilled homeowner.    These systems cannot be used for any solar systems in order to receive rebates, financing or trade any credits.

●
Inverter-specific Communications.  Some inverter manufacturers are attempting to improve this technology with new features, such as the Sunny Boy inverters of SMA America, LLC, a subsidiary of SMA Solar Technology, AG, an inverter manufacturer. Such new features include communication capability in the standard inverter required on all PV system interconnections with the grid, through an optional socket modem attached to the existing power line. This software enables continuous monitoring and can record the performance of a PV system on a personal computer through the Windows-based program 'Sunny Data'. The device can also send and receive data and commands to and from a central monitoring device.

●
Digi International Inc.’s Digi RPM is an intelligent power control and monitoring device that enables users to remotely turn devices on and off, measure electrical load and monitor ambient temperature and integrate with additional devices to provide power management over Ethernet and Internet connections.

●	Draker’s Intelligent Array is a cloud-based software that enables energy monitoring, performance analysis and asset management from power-enabled devices.

Regulatory Matters

Spiral’s operations are subject to a variety of federal, state and local laws, rules and regulations relating to worker safety, zoning, building and electrical codes, and the use, storage, discharge and disposal of environmentally sensitive materials. In addition, Spiral believes that it is in compliance in all material respects with all laws, rules, regulations and requirements that affect its business. Further, Spiral believes that compliance with such laws, rules, regulations and requirements does not impose a material impediment on Spiral’s ability to conduct business.

Government Subsidies and Incentives

Various subsidies and tax incentive programs exist at the federal and state level (and recently starting at the local level) to encourage the adoption of solar power including capital cost rebates, performance-based incentives, feed-in tariffs, tax credits and net metering. Capital cost rebates provide funds to customers based on the cost or size of a customer’s solar power system. Performance-based incentives provide funding to a customer based on the energy produced by their solar system. Under a feed-in tariff subsidy, the government sets prices that regulated utilities are required to pay for renewable electricity generated by end-users. The prices are set above market rates and may be differentiated based on system size or application. Feed-in tariffs pay customers for solar power system generation based on kilowatt-hours (or kWh) produced, at a rate generally guaranteed for a period of time. Tax credits reduce a customer’s taxes at the time the taxes are due. Under net metering, a customer can generate more energy than is used, during which periods the electric meter will spin backwards. During these periods, the customer “lends” electricity to the grid, retrieving an equal amount of power at a later time. Net metering programs enable end-users to sell excess solar electricity to their local utility in exchange for a credit against their utility bills. Net metering programs are usually combined with rebates, and do not provide substantial cash payments if delivered solar electricity exceeds their utility bills. In addition, several states have adopted renewable portfolio standards, or RPS, which mandate that a certain portion of electricity delivered by utilities to customers come from a list of eligible renewable energy resources. Some programs further specify that a portion of the renewable energy quota must be from solar generated electricity.

Despite the benefits of solar power, there are also certain risks and challenges faced by users of solar power. Solar power is heavily dependent on government subsidies to promote acceptance by mass markets. Spiral believes that the near-term growth in the solar energy industry depends significantly on the availability and size of these government subsidies and on the ability of the industry to reduce the cost of generating solar electricity. A key goal with respect to generation of electricity from solar energy is the ability to do so at the same cost as buying electricity off the grid from the local utility. This is referred to as “grid parity”. There is no assurance when or if grid parity will ever be achieved. Spiral believes that the market for solar energy products is, and for some time will continue to be, heavily dependent on public policies that support growth of solar energy. There can be no assurances that such policies will continue. Decrease in the level of rebates, incentives or other governmental support for solar energy would have an adverse effect on Spiral’s ability to sell its products.

            Spiral believes trends in government programs are favorable with respect to the adoption of solar energy products. At the national level President Barack Obama has made many public comments about the need for the United States to achieve energy independence and his view that reaching that goal will create many new jobs and therefore be beneficial for the economy as well as national security. The Emergency Economic Stabilization Act of 2008 (EESA), enacted on October 3, 2008, extended the 30-percent solar investment tax credit (“ITC”) for eight years, lifted the cap for residential PV installations, allowed application of the tax credits against the alternative minimum tax and removed the prohibition against utilities’ use of the ITC. This long-term policy stability will help companies in the U.S. solar market make longer-term investment decisions and attract better financing. In February 2009 an alternative cash rebate in lieu of the ITC became available, since the ITC only has value if the owner has a US tax liability. This change made it more attractive for non-US entities to consider financing solar energy projects in the US. Provisions of the American Recovery and Reinvestment Act include a 30-percent tax credit for renewable energy manufacturing facilities and a loan guarantee program for renewable energy projects. Accelerated depreciation is also available to solar energy project owners.

At the state level, several states, most notably California and New Jersey, have required electric utilities to generate increasing proportions of their output from renewable sources, including solar. This is often referred to as a Renewable Portfolio Standard. If the utility does not meet the targets they are required to pay a fine and the utilities can purchase renewable energy credits to meet their requirement from others who do generate electricity from solar or other renewable sources. Some utilities may over time build their own renewable sources, such as solar or wind farms. Until they have their own sources of renewable energy the amount of the fine sets the maximum price the utility will pay to others. Other states have somewhat similar programs and some localities, such as Berkeley, California, have their own programs to support solar energy systems. Spiral believes, based on such trends in government programs, that there is an increasing interest in organizations, both public sector and private business, to “go green”. This trend, Spiral believes, will carry over to the residential area and more and more individuals will want to have “green” homes and this will, over time, increase the market that XTRAX® is designed to serve.

The major government subsidies for solar systems of the type Spiral installs are the 30 percent investment tax credit enacted for eight years in 2008, and the alternative equal cash subsidy enacted in 2009, as well as accelerated depreciation allowances in the Internal Revenue Code. Although the recent increase in the federal budget deficit may negatively affect the resources available for these subsidies, there is no indication that Spiral is aware of that these benefits will be reduced or repealed by Congress, particularly in light of President Obama’s continued emphasis on the need for alternative clean energy sources. Similarly, recent increases in deficits at the state level may negatively impact resources for state renewable energy incentive programs, and there is currently a trend towards reducing state renewable energy incentive programs. However, there are currently 16 states that have instituted specific programs for SREC’s and Spiral is not aware of any reported reductions or suspensions of any such specific SREC programs. The RECs that are available in states are paid for by private parties under legal structures established by each state so they are not vulnerable to state budget issues. The industry relies on these subsidies and Spiral knows of no trend in the industry that would negatively affect them.

Prior to its commercialization, which Spiral currently expects to be in 2015, XTRAX ® will need to be listed by Underwriters Laboratories (“UL”) and receive approval from the Federal Communications Commission (“FCC”) due to certain low level magnetic emissions from the XTRAX ® unit. In addition, it will have to be certified by various cellular network operators as meeting technical requirements for devices that communicate via the cellular network. Spiral currently believes that the UL listing, the FCC approval and these certifications will be obtained by such time.

The process by which such approvals need to be obtained is as follows:

●
The XTRAX® unit needs to be listed by Underwriters Laboratory or ETL Mark, which tests the product for safety. This is known as the UL listing. Spiral has submitted samples and information to UL, and responded to their questions, but Spiral does not have the necessary funding to pay UL’s fee and to provide UL the number of units they require for further testing before they can grant a UL listing. Furthermore, submission of test units to Underwriters Laboratory was delayed so that Spiral could complete certain software modifications and also complete third party verification by an independent testing laboratory of the accuracy of the measurements by XTRAX® units.  The third party verification has been obtained and Spiral is currently in discussions with UL to determine what it needs to submit to UL for UL’s evaluation; as such, Spiral has not yet submitted the necessary test units to UL. Spiral has already made certain changes requested by UL and believes it will obtain the UL listing. In order to allow UL to complete their testing and list XTRAX® Spiral will need to provide UL with six units, at an estimated cost of $1,940, and pay UL $14,950 for their services. This fee covers testing of both Spiral’s residential and small commercial units. Spiral currently lacks sufficient funds to pay this fee and provide the six units. Further, at the completion of this testing, UL may require us to make further changes, provide additional units for testing and pay additional fees.

●
After UL listing is obtained, the product needs to be approved by the Federal Communications Commission (“FCC”), because there are some emissions from the unit. Similarly to the UL listing process, the FCC approval process involves submitting samples and information, testing by the FCC, responding to FCC questions, and possibly making changes to the product if necessary to obtain the approval. Spiral believes that, after obtaining UL listing, the FCC approval will be forthcoming as Spiral believes XTRAX® meets the FCC requirements.

●
Following the UL listing and FCC approval, Spiral will need to get technical approval from the cellular network carriers, which test the product for possible interference with other products using the network. Similarly to the UL and FCC approval process, the cellular network approval process involves submitting samples and information, testing by the carriers, responding to the carriers’ questions, and possibly making changes to the product if necessary to obtain the approval. Spiral believes that the product will be approved by the carriers.

            Spiral can begin to offer the XTRAX® product to the market, and seek to generate revenues, only after it has obtained all three of these approvals which it currently expects to occur in the first quarter of 2015.

Intellectual Property

In April 2013 Spiral acquired the U.S. patent for a “Remote Access Energy Meter System and Method” (No. 7,336,201 – issued on February 26, 2008, and expiring on January 3, 2026).  In May 2013 Spiral sold the patent to Endeavor, which granted to it a personal, royalty-free, irrevocable, non-exclusive and worldwide license (without the right to sublicense) to, among other things, develop, distribute and sell Spiral’s products and services covered by the patent.  The patent covers remote monitoring through the use of one piece of electronic hardware via the wireless cellular network.  In addition, the patent applies specifically to any energy generation facility that uses a power inverter to convert DC to AC electricity. By comparison, Spiral believes that its competitors provide remote monitoring through the use of several distinct pieces of electronic hardware via the internet.

       The elements of Spiral’s potential product that are protected by the patent are:

●
the communication of the system performance data via the cellular network or by microwave or satellite (the XTRAX® unit does not currently have the capacity for transmission via microwave and satellite); and

●	the ability to provide real-time energy production values and system failure parameters.

            In addition, the patent states that the energy source may be a source other than solar photo-voltaic. Such other energy sources may include solar, wind, geo-thermal, tidal, and other types of non-fossil fuel dependent energy generation facilities as well as conventional fossil fuel driven energy installations.

    Spiral also owns the registered trademark XTRAX®. In addition to Spiral’s patent, potential future patent applications, and trademark, Spiral also has trade secrets and know-how.

Employees

            Spiral currently does not have any employees except for its officers and directors.  Spiral considers its employee relations to be good.

Facilities and Material Properties

Spiral’s and the Company’s current office space at 5510 Merrick Road, Massapequa, New York 11758 is provided to it at no cost by Ezra Green.  Spiral’s former office space was provided to it at no cost by Ragonap Enterprises, Inc.  Spiral and the Company each believes that these facilities are adequate to meet its current needs.

Legal Proceedings

Spiral is not involved in any pending legal proceeding or litigations and, to the best of Spiral’s knowledge, no governmental authority is contemplating any proceeding to which Spiral is a party or to which any of Spiral’s properties is subject, which would reasonably be likely to have a material adverse effect on Spiral.

Risks Relating to Spiral’s Business

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals.  If any of these risks actually occur, Spiral’s business, financial condition or results of operation may be materially adversely affected.

Spiral is a development stage company, has only lost money, and may never be able to implement its business plan or achieve any revenues or profitability. Therefore, at this stage of Spiral’s business, potential investors have a high probability of losing their entire investment.

Spiral was established on January 18, 2008 and has a limited operating history.  Spiral is in the development stage and is subject to all of the risks inherent in the establishment of a new business enterprise.  Spiral generated $639 of revenues and incurred $114,008 of operating expenses (before accounting for $88,216 gain on the sale of patents and $1,211 gain on the sale of Endeavor securities) and a net loss of $23,942 for the year ended December 31, 2013, and a net loss of $58,068 for the year ended December 31, 2012. From inception to December 31, 2013 Spiral incurred a cumulative net loss of $82,411.  For the fiscal quarter ended June 30, 2014, Spiral has net losses of $89,264.

As a development stage company, investment in Spiral involves a significant financial risk. It is uncertain as to when Spiral will become profitable, if ever. There is nothing at this time on which to base an assumption that Spiral’s business will prove to be successful or that Spiral will ever be able to generate revenues or operate profitably.  The revenue and profitability of Spiral’s proposed business and operations is unproven as the lack of operating history makes it difficult to evaluate the future prospects of Spiral’s business.

Spiral’s independent registered public accounting firm has issued an unqualified opinion on Spiral’s financial statements with a “going concern” paragraph.

Spiral’s independent registered public accounting firm’s opinion on Spiral’s financial statements has a “going concern” explanatory paragraph. Such opinion may make parties reluctant to extend trade credit to us and thereby make it more difficult for Spiral to conduct its business. In addition, such an opinion from the independent registered public accounting firm may also make third parties reluctant to do business with Spiral or to invest funds in Spiral, thereby raising difficulties for us in the conduct of its business.

Spiral will likely require up to $300,000 in the next 12 months to fully implement its business plan and may be forced to curtail or cease operations if it is not able to obtain additional financing in the future.  Spiral currently have no commitments to raise any funds.

Spiral will require up to $300,000 in the next 12 months in order to implement its business plan.  Additional financing may take the form of equity or debt financings depending upon prevailing market conditions.  Spiral currently has no commitments to raise any funds.  These financings may not be available or, if available, may be on terms that are not favorable to Spiral and could result in dilution to its stockholders and reduction of the market value of its common stock. If Spiral obtains debt financing, it may be required to pledge accounts receivables, inventories, equipment, patents or other assets as collateral, which would be subject to seizure by Spiral’s creditors if Spiral was to default under the debt agreements, it could be required to comply with financial and other covenants that could limit its flexibility in conducting its business and put us at a disadvantage compared to its competitors, and Spiral would be required to use its available cash to pay debt service. Since the terms and availability of any financing depends to a large degree upon general economic conditions and third parties over which it has no control, Spiral can give no assurance that it will obtain the needed financing or that it will obtain such financing on attractive terms. In addition, Spiral’s ability to obtain financing depends on a number of other factors, many of which are also beyond Spiral’s control, such as interest rates and national and local business conditions. If the cost of obtaining needed financing is too high or the terms of such financing are otherwise unacceptable in relation to the strategic opportunity Spiral is presented with, Spiral may decide to forego that opportunity. If adequate capital is not available to us, Spiral would likely be required to significantly curtail or possibly even cease its operations.

Spiral may not be able to effectively control and manage its growth.

Spiral’s strategy envisions a period of potentially rapid growth. Spiral currently maintains nominal administrative and personnel capacity due to the nature of its business, and its expected growth may impose a significant burden on its future planned administrative and operational resources. The growth of Spiral’s business may require significant investments of capital and increased demands on its management, workforce and facilities. Spiral will be required to substantially expand its administrative and operational resources and attract, train, manage and retain qualified management and other personnel. Failure to do so or satisfy such increased demands would interrupt or have a material adverse effect on Spiral’s business and results of operations.

Spiral could become involved in intellectual property disputes that create a drain on its resources and could ultimately impair its assets.

Spiral relies on trade secrets and its industry expertise and know how. Spiral does not knowingly infringe on patents, copyrights or other intellectual property rights owned by other parties; however, in the event of an infringement claim, it may be required to spend a significant amount of management time and company money to defend a claim, develop a non-infringing alternative or to obtain licenses. Spiral may not be successful in developing such an alternative or obtaining licenses on reasonable terms, if at all. Any litigation, even if without merit, could result in substantial costs and diversion of Spiral’s time and resources and could materially and adversely affect Spiral’s business and operating results.

The departure or loss of Ezra Green could disrupt Spiral’s business.  Ezra Greene may devote only a portion of his business time to us, which could materially and adversely affect Spiral and its business.

Spiral depends heavily on the continued efforts of Ezra Green, its Chief Executive Officer, Chief Financial Officer, Treasurer and director.  Mr. Green is the inventor of the XTRAX® remote monitoring system and has previously founded Clear Skies Solar, Inc., a solar installation company (OTCBB:CSKH) which ceased operations in 2012 following a downturn in solar installation incentives and Carbon 612 Corporation.  Mr. Green is important to Spiral’s strategic vision and day-to-day operations and would be difficult to replace. Spiral cannot be certain that Mr. Green will continue with it for any particular period of time. The departure or loss of Mr. Green, or the inability to hire and retain a qualified replacement, could negatively impact Spiral’s ability to manage its business.  Mr. Green was an officer and director of Carbon 612 Corporation and Clear Skies Solar, Inc., but these entities are inactive. Mr. Green is currently also the Chief Executive Officer of the Fuse Science, Inc. Mr. Green has not entered into any contract or agreement with Spiral and is not obligated to devote 100% of his of his time to us.

Spiral is exposed to risks associated with product liability claims in the event that the use or installation of Spiral’s products results in injury or damage.

Spiral anticipates acquiring a product liability insurance policy once it is ready to launch its XTRAX® product, but there can be no assurance that one will be available on reasonable terms. The successful assertion of product liability claims against Spiral could result in material reputational and/or monetary damages and, if Spiral’s insurance protection is inadequate, could require it to make significant payments.  Spiral does not presently maintain any product liability or other insurance.

If Spiral’s XTRAX ® product is commercialized, Spiral will face intense competition, and many of its competitors will have substantially greater resources than it does.

If Spiral’s XTRAX® product is commercialized, Spiral will operate in a highly competitive environment that is characterized by price fluctuations, supply shortages and rapid technological change. If Spiral’s XTRAX® product is commercialized, Spiral will compete with major international and domestic companies. Spiral’s competitors will often have greater market recognition and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than it does. Many of Spiral’s potential competitors may be developing and currently producing products based on new technologies that may ultimately have costs similar to, or lower than, Spiral’s projected costs. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of products than Spiral can.

It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm Spiral’s business. If Spiral fails to compete successfully its business would suffer and it may lose or be unable to gain market share.

There can be no assurance that Spiral will be able to compete successfully. If Spiral is unable to compete effectively, or if competition results in a deterioration of market conditions, Spiral’s business and results of operations would be adversely affected.

Technological changes in the alternative energy industry could render Spiral’s proprietary technology uncompetitive or obsolete, which could impair Spiral’s ability to capture market share and limit its sales.

Spiral’s failure to further refine its technology and develop new technology could cause its products to become uncompetitive or obsolete, which could impair Spiral’s ability to capture market share and limit its sales. The alternative energy industry is rapidly evolving and competitive. Spiral’s future success will depend on its ability to appropriately respond to changing technologies and changes in function of products and quality. Spiral may need to invest significant financial resources in research and development to keep pace with technological advances in the solar power industry and to effectively compete in the future. A variety of monitoring technologies may be currently under development by other companies that could result in better product performance than those expected to be produced using Spiral’s technology. Spiral’s development efforts may be rendered obsolete by the technological advances of others and other technologies may prove more advantageous than Spiral’s monitoring system can offer.  Spiral is dependent upon the success of Endeavor to enforce the XTRAX patents and identify and control potential infringers of the remote monitoring inventions while we establish Spiral’s commercial activities.

A portion of Spiral’s business depends on the availability of rebates and tax credits; reduction, elimination or uncertainty of which would reduce the demand for Spiral’s products and services.

Many states have offered incentives to offset the cost of renewable power systems. These systems can take many forms, including direct rebates, state tax credits, system performance payments and Renewable Energy Credits (RECs). Moreover, the federal government has offered a 30% tax credit for the installation of solar power systems.  Businesses may also elect to accelerate the depreciation on their system over five years. Uncertainty about the introduction of, reduction in or elimination of such incentives or delays or interruptions in the implementation of favorable federal or state laws could substantially increase the cost of Spiral’s systems to its customers, resulting in significant reductions in demand for Spiral’s services, which would negatively impact Spiral’s sales.  The availability, caps and eligibility for such tax incentives has been erratic and the success of Spiral is heavily reliant upon the future access to incentives without which alternative energy systems, and monitoring of those systems, may not be a successful business.

If Spiral is unable to obtain needed governmental and cellular network approvals, it will be unable to implement its business plan.

Spiral’s ability to pursue its growth strategy will be hindered if Spiral is not able to obtain listing by Underwriters Laboratory (“UL”) and approvals, including from the Federal Communications Commission (“FCC”) due to certain low level magnetic emissions from the XTRAX ® unit. In addition, it will have to be certified by various cellular network operators as meeting technical requirements for devices that communicate via the cellular network. There can be no assurance that Spiral will obtain such approvals.

Spiral is the subject of an SEC investigation and cannot predict the outcome.

In April 2014 Spiral received a formal order of investigation from the Florida Regional Office of the Securities and Exchange Commission. As a result of that formal order, Spiral is conducting a review of its status as a “blank check” or shell company, internal controls, business description, related party transactions, share issuances, executive compensation, and disclosures for the periods of 2012 and 2013. There can be no assurance that these are the only subject matters of concern, what the nature or amounts in question will be, that these are the only periods under review, or the outcome of such review or inquiry by the agency.

Item 3.02	Unregistered Sales of Equity Securities

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.01	Changes in Control of Registrant

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

  Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 30, 2014, the Company filed the Certificates of Designations, Rights and Preferences of Series B Preferred Stock and Series C Preferred Stock with the Secretary of State of the State of Nevada.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)           Financial Statements of Businesses Acquired.  In accordance with Item 9.01(a), (i) Spiral’s audited financial statements for the fiscal years ended December 31, 2012 and 2013 and (ii) Spiral’s unaudited financial statements for the quarters ended June 30, 2014 and 2013 will be filed by amendment to this Current Report on Form 8-K as Exhibit 99.1 and Exhibit 99.2, respectively.

(b)           Pro Forma Financial Information.  In accordance with Item 9.01(b), our pro forma financial statements will be filed by amendment to this Current Report on Form 8-K as Exhibit 99.3.

(d)           Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of October 1, 2014 by and among Fuse Science, Inc., Spiral Acquisition Sub, Inc. and Spiral Energy Tech, Inc.
3.1	Certificate of Designations, Rights and Preferences of Series C Preferred Stock, filed with the Secretary of State of Nevada on September 30, 2014
3.2	Certificate of Designations, Rights and Preferences of Series B Preferred Stock, filed with the Secretary of State of Nevada on September 30, 2014
10.1	Form of Outgoing Lockup Agreement
10.2	Form of Incoming Lockup Agreement
10.3	Form of Subscription Agreement
10.4	Severance Agreement dated October 1, 2014 between Fuse Science, Inc. and Brian Tuffin
10.5	Employment Agreement dated October 1, 2014 between Fuse Science, Inc. and Ezra Green
10.6	2014 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  October 6, 2014

FUSE SCIENCE, INC.

By:	/s/ Ezra Green
	Name:	Ezra Green
	Title:	Chief Executive Officer